EXHIBIT 99.1
Press release dated May 7, 2009

GEOGLOBAL EXPLORATION ACTIVITIES UPDATE

Calgary, Alberta, Canada, May 7, 2009 – GeoGlobal Resources Inc. (GeoGlobal or the Company) (NYSE Euronext: GGR) disclosed today an update of certain of our exploration activities conducted during the quarter ended March 31, 2009 and through May 7, 2009.

First Quarter Exploration Highlights

➢	Gas discovery at KG#21

➢	Testing to commence on KG#19 and KG#33

➢	Field Development Plan approved for Tarapur 1 Discovery Area

In a Management Committee meeting held on May 4, 2009 in the offices of the Gujarat State Petroleum Corporation (GSPC) in Gandhinagar, India, GSPC as operator of the KG-OSN-2001/3 exploration block (KG Offshore Block) and the CB-ON/2 exploration block (Tarapur Block) provided an update as to the status of both blocks.

KG Offshore Block

KG#21 Well

The KG#21 exploratory well commenced drilling on September 22, 2008 using the Perro Negro 3 (PN-3) jack-up drilling rig.  The well is located approximately 1.36 kilometers northwest of the KG#8 discovery in approximately 60 meters of water depth in the southwestern portion of the KG Offshore Block in the Deen Dayal West fault block.  The well was slightly deviated and was drilled to a total measured depth (MD) of 5,656 meters being a total vertical depth (TVD) of 5,467 meters.  The objective of the KG#21 location is two main targets with the primary target being the Lower Cretaceous sequence which was unable to be tested in the KG#31 exploratory well due to mechanical problems, and the secondary target being the Upper Cretaceous fan deposits.

The first drill stem test (DST-1) was conducted by perforating 37.5 net meters over the gross interval 5,593.7 to 5,642 meters MD.  This successful DST-1flowed during clean-up, on a 36/64 inch choke, at a stabilised rate of 20 MMscfd gas and 2,600 bbl/d water with 4,670 psi flowing well head pressure.  During the main flow, on a 20/64 inch choke, the well flowed at a stabilised rate of 10 MMscfd gas and 1,200 bbl/d water with 7,220 psi flowing well head pressure.

GSPC as operator is currently planning seven drill stem tests on the KG#21 well in the Lower Cretaceous sequence over the 722 gross meter interval of 4,920.5 to 5,642.5 meters and one drill stem test in the Upper Cretaceous sequence over the 15 meter interval 3,615 to 3,630 meters.  The next test to be conducted on the KG#21 well will be DST-2 which will be the perforation of 25 net meters over the interval 5,517.5 to 5,567.5 meters MD.

Mr. Jean P. Roy, President and CEO of the Company was quoted as saying “I believe that the positive test results from DST-1 demonstrate that the Deen Dayal West Structure has no determined base limit to the gas column and it is only current rig limitations that will constrain the gas reserve potential.”

KG#33 Well
The KG#33 appraisal well commenced drilling on November 4, 2008 using the Atwood Beacon jack-up drilling rig.  The well is located approximately 6.5 kilometers northeast of the KG-8 discovery in approximately 109 meters of water depth in the southeastern portion of the KG Offshore Block in the Deen Dayal East fault block.  The well was directionally drilled to 5,126 meters MD or 4,596 meters TVD.  The objective of the KG-33 location is to explore the hydrocarbon potential of the Lower Cretaceous sequence in the Deen Dayal East fault block and correlate to the KG#16 discovery well.

DST-1 was conducted by perforating 5.0 net meters over the gross interval 4,828 to 4,868 meters MD.  This DST-1 flowed during clean-up, on a 20/64 inch choke, at a stabilised rate of 0.7 MMscfd gas with 800 psi flowing well head pressure.  DST-1 has been stopped and the operator intends to perform a hydraulic fracture of the zone and re-test the interval.

GSPC as operator is currently planning three drill stem tests on the KG#33 well over the 313 gross meter interval of 4,555 to 4,868 meters MD, with the next test DST-1A, being a retest of the DST-I interval after the hydraulic fracture.

KG#19 Well
The KG#19 exploratory well is located approximately 11 kilometers northeast of the KG#8 discovery in approximately 198 meters of water depth in the southeastern portion of the KG Offshore Block in the Deen Dayal East fault block.  The KG#19 well commenced drilling on May 2, 2008 using the Essar Wildcat self propelled semi-submersible drilling rig.  The well was suspended after setting the casing at 889 meters MD so that the Essar Wildcat rig could be repaired with a new 15,000 psi blow out preventor (BOP).  The Essar Wildcat rig resumed drilling the KG#19 well on January 1, 2009.  The well was vertically drilled to 5,357 meters MD or 5,351 meters TVD.  The objective of the KG#19 location is to explore and probe the hydrocarbon potential of the Lower Cretaceous sequence in the Deen Dayal East fault block.

The KG#19 well has been successfully logged and a seven inch liner is currently being run to total depth.  At present GSPC has identified two zones for testing covering the intervals 4,440 to 4,535 meters MD and 4,800 to 4,960 meters MD.

Mr. Jean P. Roy, President and CEO of the Company was quoted as saying “the KG#19 well logs are very encouraging and I believe the 500 meter gross pay section will extend over a large area to the north and east of this location.”

KG#32 Well
The KG#32 appraisal well commenced drilling on May 2, 2008 using the Deep Driller 1 jack-up drilling rig.  The well is located approximately 8.3 kilometers northeast of the KG#8 discovery and approximately 1 kilometer northeast of the KG-22 location in approximately 60 meters of water depth in the southeastern portion of the KG Offshore Block in the Deen Dayal North fault block.  The well was directionally drilled to 5,492 meters MD being 4,756 meters TVD.  The objective of the KG#32 location was to explore the hydrocarbon potential of the Lower Cretaceous Early Rift Fill sequences in the Deen Dayal North fault block and to appraise the Upper Cretaceous gas discovery made in the KG#22 well.

DST-1 was conducted by perforating 80.0 meters over the interval 4,897 to 4,977 meters MD.  This DST-1flowed during clean-up, on a 32/64 inch choke, at stabilised rate of only 0.5 MMscfd gas with 188 psi flowing well head pressure.  The formation was found to be tight and the KG-32 well has subsequently been suspended and the Deep Driller 1 drilling rig has been demobilized.

Deen Dayal West Field Development Plan
GSPC advised the Management Committee that they intend to submit the Deen Dayal West field development plan in accordance with the provisions of the Production Sharing Contract (PSC) before the end of the second quarter 2009 for approval.

Work Program and budget for fiscal year April 1, 2009 to March 31, 2010
GSPC, as operator is currently preparing the work program and budget for the fiscal year April 1, 2009 to March 31, 2010.  We believe the program will entail retaining only two of the drilling rigs, specifically the PN-3 and Essar Wildcat, with each rig drilling two exploratory wells at an estimated expenditure of approximately $384 million.

Carried Interest Agreement Dispute
GeoGlobal and GSPC continue to have discussions to seek to resolve the previously announced dispute between them relating to GSPC’s claim under the terms of the Carried Interest Agreement.  As at May 7, 2009, no definitive settlement agreement has been entered into.

Tarapur Block

Tarapur 1 Discovery Area
In the meeting held on May 4, 2009, the Management Committee approved the Tarapur 1 field development plan which covers an area of approximately 2.14 square kilometers within the Tarapur 1 Discovery Area of approximately 9.7 square kilometers and includes three existing discovery wells (Tarapur 1, Tarapur P and Tarapur 5) and three development wells (TD-1, TD-2 and TD-3).  All six of these wells are tied into the oil tank storage facilities by way of a gathering system and we expect production from these wells to commence during the second quarter of 2009.

During the three months ended March 31, 2009 four appraisal wells (TA6-A2, TA6-A3, TA6-A5 and TA6-A7) commenced drilling and as at May 7, 2009 all four wells have completed drilling and are suspended awaiting testing.

As at May 7, 2009, six wells in the Tarapur 1 Discovery Area are ready to commence production and eleven wells are drilled, tested and awaiting tie-in to the storage facilities.  GSPC as operator is currently in the process of preparing and filing the necessary declarations of commerciality and field development plans pursuant to the provisions of the PSC in order to bring these additional wells within the Tarapur 1 Discovery Area onto production.

Other Areas of Tarapur Block
Exploration activities on the remaining areas of the Tarapur Block are conducted in three separate areas based on their relative location on the block as follows:

•	Tarapur South
As at May 7, 2009 five wells have been drilled in the Tarapur South area.  One well (TS-10) has been reported by GSPC as an oil discovery well.  Three wells (TS-1, TS-4 & TS-5) have been tested and one well (TS-7) has been plugged.  The four suspended wells are awaiting further appraisal before the submission of a declaration of commerciality pursuant to the terms of the PSC.  The Tarapur South area is located approximately forty kilometers to the southeast of the Tarapur 1 Discovery Area.

•	Tarapur North
As at May 7, 2009 thirteen wells have been drilled and three previously drilled wells have been re-entered in the Tarapur North area.  Of these sixteen wells, seven have been reported by GSPC as oil discoveries and are currently suspended along with two others, and seven have been abandoned.  The nine suspended wells are awaiting further appraisal before the submission of a declaration of commerciality pursuant to the terms of the PSC.  The Tarapur North area is located adjacent to and extending approximately thirty kilometers to the northeast of the Tarapur 1 Discovery Area.

•	Tarapur East
There are no wells drilled to date in the Tarapur East area.  The consortium has applied for an 18 month extension of the exploration phase to May 22, 2010 in order to acquire 330 square kilometers of 3D seismic and drill five exploration wells.  Approval for the extension is still pending.  The Tarapur East area is located approximately forty kilometers to the east of the Tarapur 1 Discovery Area.

Work Program and budget for fiscal year April 1, 2009 to March 31, 2010
GSPC, as operator is currently preparing the work program and budget for the fiscal year April 1, 2009 to March 31, 2010.  We believe the program will entail the drilling of a number of appraisal and development wells to focus on increasing production from the Tarapur Block.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company, which through its subsidiaries, is engaged primarily in the pursuit of petroleum and natural gas through exploration and development in India. Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India. Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay, Deccan Syneclise, and Rajasthan basin areas.

Cautionary Statement to Investors
This press release contains statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. The company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves on an annual basis.

The Company’s forward looking statements include, among others, its statements and estimates as to:
•  the likelihood that recoverable hydrocarbon reserves may exist in the geographic areas in which the Company has an interest and the quantity, if any, of those reserves and when, if ever, the Company may realize revenues from any reserves that are established,
•  the cost and likelihood of success of the parties in fulfilling the work commitments under the production sharing contracts to which the Company is a party,
•  the timing of activities under the production sharing contracts and the ability of the related work commitments to be fulfilled and completed within the times contemplated by the productions sharing contracts,
•  the availability of drilling rigs, personnel and other services and equipment at acceptable and reasonable prices to fulfill the work commitments,
•  the ability of those drilling rigs to perform to meet expectations in the temperature, pressure and depth conditions to which they are subjected,
• the ability of the operator under the production sharing contracts to complete successful wells and to market and deliver any hydrocarbons produced, and
• the availability of funds in the amounts required and at the times required to fulfill the Company’s participation interest obligations in pursuing these exploration activities and the Company’s ability to obtain in a timely manner all required consents, waivers and extensions from the DGH or GOI as and when required to maintain compliance with the Company’s PSCs.

There can be no assurance as to the outcome of these activities that are described as forward looking. Investors are cautioned that any such forward-looking statements are not guarantees of the success of the Company's oil and gas exploration, development and drilling activities or the commercially productive success of any of its wells, all of which involve risks and uncertainties. The exploration blocks in which the Company has an interest are highly speculative exploration opportunities and pursuing the development of the exploration blocks involves material risks to the Company and its investors. Additional risks and uncertainties may arise out of seeking to do business overseas where political and other world events may disrupt the Company's plans, intentions and expectations. There can be no assurance that GSPC may not be successful in its efforts to obtain payment from the Company on account of exploration costs it has expended on the KG Offshore Block for which it asserts the Company is liable or that efforts to resolve the differences between the Company and GSPC relating to this issue can be resolved amicably. The presence of hydrocarbon reserves on adjacent or contiguous properties is no assurance or necessary or probable indication that hydrocarbons will be found in commercially marketable quantities on the exploration blocks in which the Company holds an interest. The Company’s PSCs relating to its India exploration blocks provide that by the end of each phase of exploration, the contracting parties shall have fulfilled certain specified minimum work commitments. The PSCs also have provisions for termination of the PSC on account of various reasons specified therein including material breach of the contract. This failure to timely complete the minimum work commitment may be deemed to constitute such a breach. The termination of a PSC by the GOI would result in the loss of the Company’s interest in the PSC other than contract areas of the PSC determined to encompass "commercial discoveries". In the event a PSC is terminated by the GOI, or in the event the work program is not fulfilled by the end of the relevant exploration phase, the PSC provides that each party to the PSC is to pay to the GOI its participating interest share of an amount which is equal to the amount that would be required to complete the minimum work program for that phase. Although GSPC, on behalf of the contracting parties, is seeking relief under GOI procedures from the consequences of failure to timely complete these minimum work commitments, there can be no assurance that these efforts will be successful in that regard.

Additional important risk factors are described in the Company's periodic reports filed with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q.  The filings may be viewed at http://www.sec.gov and www.sedar.com.

 The Company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves, if any, on an annual basis.

For further information contact:
GeoGlobal Resources Inc.	The Equicom Group
Allan J. Kent, Executive VP and CFO	Ashleigh Meyer, Account Executive
Carla Boland, Investor Relations and Corporate Affairs Phone: +1 403 777-9253 Email: info@geoglobal.com Fax: +1 403 777-9199 Website: www.geoglobal.com	Phone: +1 416 815-0700 x266 Fax: +1 416 815-0080 Email: ameyer@equicomgroup.com